EXHIBIT 10.7
SAFEGUARD SCIENTIFICS, INC.
COMPENSATION SUMMARY – JULIE A. DOBSON
At the request of Safeguard Scientifics, Inc. (“Safeguard”), commencing on May 22, 2008, Julie A. Dobson (a member of Safeguard’s Board of Directors) assumed Safeguard’s designated seat on the Board of Directors of NextPoint Networks, Inc., a Safeguard partner company. In exchange for providing such board service, Safeguard directly compensates Ms. Dobson on a per meeting basis at the rate of $2,000 for attendance at each regularly scheduled or other in-person board meeting and $500 for attendance at each special telephonic board meeting. Safeguard also reimburses Ms. Dobson for all out-of-pocket expenses incurred by her in connection with such service.